UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
February 2, 2017
Date of Report
(Date of earliest event reported)

BLUCORA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10900 NE 8th Street, Suite 800
Bellevue, Washington 98004
(Address of principal executive offices)
(425) 201-6100
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 2, 2017, the Compensation Committee of the Board of Directors of Blucora, Inc. (the “Company”) approved the 2017 Executive Bonus Plan (the “2017 Plan”). The 2017 Plan provides for annual performance-based cash bonuses to the Company’s executive officers. The target bonus amount for individual executive officers varies between 50% and 200% of each executive’s annual base salary.

The available bonus for each executive is based on the Company’s achievement of certain specified financial or operational performance measurements. The specific measures for the financial or operational performance components vary by executive, but may include overall Company Revenue and Adjusted EBITDA (as further specified in the 2017 Plan) and/or certain measurements that are specific to the business unit for which the individual executive is responsible.

The performance targets established for the 2017 Bonus Plan correspond to the operating plan targets approved by the Company’s Board of Directors. The range of possible bonus component achievement is 0% to 150% of the target. The 2017 Plan further provides, however, that the 2017 bonus payments for the new President of TaxAct and the new Chief Executive Officer of HD Vest will be pro-rated to reflect the number of days of the executive’s employment in 2017 and will be no lower than the pro-rated amount of the executive’s target bonus.

The foregoing description of the 2017 Plan is qualified in its entirety by reference to the full text of this plan, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit 10.1	2017 Executive Bonus Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 8, 2017

BLUCORA, INC.

By: /s/ Mark A. Finkelstein
Mark A. Finkelstein
Chief Legal & Administrative Officer and Secretary